Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CASCADIA ACQUISITION CORP.

Cascadia Acquisition Corp. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “Cascadia Acquisition Corp.” The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on February 16, 2021.

2.	The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 25, 2021.

3.

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the phrase “within 18 months from the closing of the Offering” contained in clause (ii) of Section 9.1(b) of Article IX thereof in its entirety and inserting the phrase “on or before the Deadline Date (as defined below)” in lieu thereof.

4.

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the phrase “In the event that the Corporation has not consummated an initial Business Combination by the Deadline Date” contained in Section 9.1(b) of Article IX thereof in its entirety and inserting the phrase “In the event that the Corporation has not consummated an initial Business Combination by August 31, 2023 (the “Deadline Date”)”.

5.	The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating Section 9.2(a) as follows:

“Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for a per-share price, payable in cash, equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation will only redeem Offering Shares so long as (after such redemption) (i) the net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) of the Corporation or any entity that succeeds the Corporation as a public company will be at least $5,000,001 either immediately prior to or upon consummation of the initial Business Combination and after payment of underwriters’ fees and commissions or (ii) the Corporation is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering. This redemption obligation exists only with respect to the proposed business combination with respect to which it relates.”

6.	The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged this 27th day of February, 2023.

CASCADIA ACQUISITION CORP.

By:	/s/ Jamie Boyd
Name:	Jamie Boyd
Title:	Chief Executive Officer and Chief Financial Officer

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